EXHIBIT 99.1

[GENCORP LOGO]

Rosemary B. Younts
Senior Vice President, Public Affairs
(916) 351-8650
(916) 804-7820

News Release

Terry L. Hall
Senior Vice President and
Chief Financial Officer
(916) 351-8606

GenCorp Sells 1,100 Acres to Elliott Homes Inc.

     Sacramento, California, November 30, 2001 — GenCorp today announced the sale of approximately 1,100 acres of property in East Sacramento County to Elliott Homes Inc., for approximately $28 million. The property extends one third of a mile east from the intersection of Sunrise Boulevard and Douglas Road, and north to White Rock Road. It lies outside of the Aerojet Superfund site boundaries and is not a part of the approximate 3,000 acres of land that have been declared clean and are proposed to be carved out of the Superfund site designation under an agreement with federal and state government regulators.

     GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information, visit the Company’s web-site at www.GenCorp.com.